Prospect Energy Corporation Makes Senior Secured Debt Investment in Advantage Oilfield Group Ltd.

NEW YORK, NY -- 06/02/2006 -- Prospect Energy Corporation (NASDAQ: PSEC) ("Prospect") announced today that it has made a $16.5 million senior secured debt investment in Advantage Oilfield Group Ltd. ("Advantage"), a pipeline and facility construction company based in Medicine Hat, Alberta.

Advantage is one of the largest energy services companies engaged in oilfield and gasfield pipeline and facility construction in Western Canada. The largest private employer in Medicine Hat, with offices in Calgary and Lloydminster, Advantage has more than 200 employees and sub-contractors engaged across multiple crews. Typical engagements include construction of major pipeline gathering systems, construction of sales pipelines, and installations and upgrades of facilities in all Western Canadian geographic locations. Advantage has more than 140 pieces of equipment, including track hoes, sidebooms, graders, bulldozers, ditchers, rubber tire hoes, crew cabs, mechanical trucks, crew vans, highway tractors, job vans, and hot shot trucks. The company has a diversified list of customers and a significant backlog of business.

Prospect's investment is secured by equipment, receivables, and other assets of Advantage. The investment is being utilized for general working capital and as a springboard for Advantage's next phase of growth. Prospect has also received equity in Advantage in connection with its debt investment, including minimum preferred return requirements on Prospect's capital.

"Advantage has realized phenomenal growth since inception," said Chris Bruins, Chief Executive Officer of Advantage. "With Prospect joining us as capital partner, we have strengthened our position in Western Canada's oil and gas service industry."

"Advantage is our second investment in Canada, a market we view as quite attractive," said Eric Klaussmann, a senior investment professional with Prospect Capital Management.

About Prospect Energy Corporation

Prospect Energy Corporation (www.prospectenergy.com) is a closed-end investment company that lends to and invests in energy-related businesses. Prospect Energy's investment objective is to generate both current income and capital appreciation through debt and equity investments.

Prospect Energy has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Energy could have a material adverse effect on Prospect Energy and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:

Prospect Energy Corporation
John Barry
Chairman and Chief Executive Officer
jbarry@prospectstreet.com

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-0702